Exhibit 99.1

VLOV, Inc. Reports Record Third Quarter 2012 Financial Results of $22.5 Million in Revenue and Fully Diluted EPS of $1.15

-- Q3 2012 Net Sales up 41.0%
-- Q3 2012 Gross Profit up 55.6% to $10.1 Million
--Q3 2012 Operating Income up 143.7% to $4.2 Million
-- Q3 2012 Adjusted Net Income $3.0 Million (Non-GAAP)

XIAMEN, China, November 7, 2012 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV) (“VLOV” or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion forward men’s apparel in the People’s Republic of China, today announced financial results for the three and nine months ended September 30, 2012.

Three months ended September 30, 2012 vs. three months ended September 30, 2011 (unaudited):

	Q3 2012	Q3 2011	Change
Net Sales	$22.5 million	$16.0 million	+41.0%
Gross Profit	$10.1 million	$6.5 million	+55.6%
Income from Operations	$4.2 million	$1.7 million	+143.7%
GAAP Net Income	$3.1 million	$1.6 million	+89.8%
Adjusted Net Income *	$3.0 million	$1.3 million	+119.0%

GAAP EPS (Diluted)	$1.15	$0.62	+85.5%
Adjusted EPS (Diluted) *	$1.11	$0.52	+114.8%
Weighted Average Diluted Shares	2,651,267	2,600,391	+2.0%

* Excludes $0.1 million and $0.3 million of non-cash gains related to the fair value of the Company’s warrants for the three months ended September 30, 2012 and 2011, respectively.  For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Nine months ended September 30, 2012 vs. nine months ended September 30, 2011 (unaudited):

	2012	2011	Change
Net Sales	$62.9 million	$57.8 million	+8.9%
Gross Profit	$29.4 million	$25.1 million	+16.9%
Income from Operations	$15.0 million	$11.9 million	+26.6%
GAAP Net Income	$10.4 million	$9.8 million	+6.1%
Adjusted Net Income **	$9.7 million	$9.0 million	+8.6%

GAAP EPS (Diluted)	$3.96	$3.77	+5.0%
Adjusted EPS (Diluted) **	$3.71	$3.45	+7.5%
Weighted Average Diluted Shares	2,627,902	2,599,896	+1.1%

** Excludes $0.7 million and $0.8 million of non-cash gains related to the fair value of the Company’s warrants for the nine months ended September 30, 2012 and 2011, respectively.  For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

VLOV’s Chairman and CEO of VLOV, Mr. Qingqing Wu, commented, “We are pleased with another quarter of double digit revenue growth, solid gross margins, as well as strong year-over-year increases in operating income and adjusted earnings per share. Our second consecutive appearance at The New York Fashion Week in September 2012 is a reflection of our ongoing brand investment.  As a result, we anticipate our distributors will continue to update their older points of sales.”

As of September 30, 2012, VLOV’s products were sold by our distributors in 435 points of sale (“POS”) throughout China, including counters, concessions, stand-alone stores and store-in-stores.  Additionally, the Company owns and operates 19 company stores in Fujian Province.  Fujian is one of China's wealthiest provinces and is home to the Company’s headquarters.

Mr. Wu added, “Looking forward, we plan to continue allocating resources towards building our brand name and to deliver quality, high-end fashion to our discerning and fashion conscious customers.”

Results for the three and nine months ended September 30, 2012 as compared to the three and nine months ended September 30, 2011

Net Sales (amounts in thousands, in $, except for percentages)

Net sales for the three months ended September 30, 2012 increased by 41.0% from the same period in 2011, while net sales for the nine months ended September 30, 2011 increased by 8.9% from the same period of 2011.  Net sales for the three and nine months ended September 30, 2012 and 2011 were primarily generated from sales to our distributors, who retail our products at their POS throughout northern, central and southern China.  The increased sales for the three months ended September 30, 2012 was primarily attributable to sales to our Beijing, Shandong, Hubei and Zhejiang distributors, partially offset by decreases in sales to our distributors in Jiangxi and Shaanxi.  The slight increase in sales for the nine months ended September 30, 2012 was primarily attributable to increased sales to our Beijing, Shandong and Zhejiang distributors, partially offset by decreased sales to our Jiangxi and Shaanxi distributors.

Our apparels are targeted toward middle to upper class Chinese men from the ages of 20 to 45, who we believe tend to be very brand conscious.  We have been allocating additional resources in Beijing, Zhejiang, Shandong and Hubei where the standard of living is generally higher and consumers are generally more brand conscious and receptive to our higher-end products.  Such efforts yielded increased sales in these regions during the three and nine months ended September 30, 2012.  On the other hand, sales in other, less-affluent regions declined during the same periods as customers in these regions were less receptive to our upscale products.

We strive to continue creating more upscale products and to educate and work closely with our distributors on how to best showcase our products, such as through higher-end stand-alone stores and store-in-stores which we believe strengthen the image and exclusivity of our brand among our target demographic.  Our distributors have been responsive to our efforts by closing many of their lower-end counters and concessions, although doing so has impacted our revenue growth during the nine months ended September 30, 2012.  However, we believe that our upscale strategy will drive our margins and profitability in the long-term.

Cost of Sales and Gross Profit Margin (amounts in thousands, in $ except for percentages)

Total cost of sales for the three months ended September 30, 2012 increased by 31.0% from a year ago primarily due to increased sales.  Our cost of sales as a percentage of net sales was 55.0% and 59.2% for the three months ended September 30, 2012 and 2011, respectively.  Gross margin as a percentage of net sales increased from 40.8% to 45.0% period over period due to our focus on selling higher margin products at higher price points.

Total cost of sales for the nine months ended September 30, 2012 increased by 2.7% from a year ago primarily due to increased sales during the nine months ended September 30, 2012.  Our cost of sales as a percentage of net sales was 53.3% and 56.5% for the nine months ended September 30, 2012 and 2011, respectively.  Gross margin as a percentage of net sales increased from 43.5% to 46.7% period over period due to our focus on selling higher margin products at higher price points.

Selling, General and Administrative Expenses (amounts in thousands, in $, except for percentages)

Selling expenses for the three months ended September 30, 2012 increased by 39.0% as compared to the same period last year, and increased by 9.6% for the nine months ended September 30, 2012 as compared to the same period last year.  The increase for the three months ended September 30, 2012 was primarily a result of the timing of certain costs relating to our distributor sales fair held in August 2012.  The increase for the nine months ended September 30, 2012 resulted from the operations of our company stores.  We expect that our selling expenses will continue to increase as a percentage of total revenue and in absolute dollars as we continue our marketing efforts to support both our company stores and our existing distribution network and to penetrate potential new markets, as well as to establish our brand amongst our target demographic.

General and administrative expenses for the three months ended September 30, 2012 decreased by 6.5% from a year ago, and increased by 5.1% for the nine months ended September 30, 2012 as compared to the same period last year.  Although the changes were nominal for the three and nine months ended September 30, 2012 over the prior periods, we expect that such expenses will increase as a percentage of total revenue and in absolute dollars as we continue to penetrate potential new markets and expand our operations.

Change in Fair Value of Derivative Liability (amounts in thousands, in $)

We issued common stock purchase warrants to the investors in our financings completed during the fourth quarter of 2009.  These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as these are non-cash charges.  For the three months ended September 30, 2012 and 2011, we recorded gains of $96 and $258, respectively.  For the nine months ended September 30, 2012 and 2011, we recorded gains of $663 and $837, respectively.  These warrants will expire during the fourth quarter of 2012.

Income Tax Expenses (amounts in thousands, in $, except for percentages)

Income tax expense for the three and nine months ended September 30, 2012 amounted to $1,295 and $5,327, respectively, as compared to $400 and $2,950 for the same periods in 2011.  The higher income tax expense for the three months ended September 30, 2012 was a result of additional operating income.  The higher income tax for the nine months ended September 30, 2012 is attributable to higher operating income and an under-provision of income tax of $1,056 that represents a change in our estimate of the prior year income tax provision.  Certain prior year expenses that we believed were deductible were deemed to be non-deductible by the tax bureau subsequent to filing our annual report on Form 10-K on April 12, 2012.  Therefore, a provision was made for the additional income tax expense during the nine months ended September 30, 2012.

Net Income (amounts in thousands, in U.S. Dollars, except for percentages)

Net income increased by 89.8% or $1,444 from $1,608 from the three months ended September 30, 2011 to $3,052 for the three months ended September 30, 2012.  Net income increased by 6.1% or $602 from $9,810 for the nine months ended September 30, 2011 to $10,412 for the nine months ended September 30, 2012.

Adjusted Net Income (non-GAAP) (amounts in thousands in U.S. Dollars, except for percentages).

Adjusted net income increased by 119.0% or $1,606 from $1,350 from the three months ended September 30, 2011 to $2,956 for the three months ended September 30, 2012.  Adjusted net income for the three months ended September 30, 2012 and 2011 excludes $96 and $258 of gains related to derivative warrant liability for the three months ended September 30, 2012 and 2011, respectively.  Adjusted net income increased by 8.6% or $776 from $8,973 for the nine months ended September 30, 2011 to $9,749 for the nine months ended September 30, 2012.  Adjusted net income for the nine months ended September 30, 2012 and 2011 excludes $663 and $837 of gains related to the derivative warrant liability for the nine months ended September 30, 2012 and 2011, respectively.  Please see “About Non-GAAP Financial Measures” below.

Balance Sheet

As of September 30, 2012, we had cash and cash equivalents of $20.6 million, total current assets of $66.7 million and current liabilities of $12.4 million.  Included in total current liabilities of $12.4 million as of September 30, 2012, is $1.0 million of registration liquidated penalties in connection with our equity financings in the fourth quarter of 2009 which we plan to pay as soon as it is practicable to do so.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15.  The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges and gains that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods.  Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV.  Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions.  The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons.  The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods.  In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure.  However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income (amounts in millions, except for share and per share amounts):

	Three Months Ended
	September 30, 2012	September 30, 2011
GAAP Net Income	$3.1	$1.6
GAAP Fully Diluted Earnings Per Share	$1.15	$0.62
Addition (deduction):
Change in fair value of warrants	$(0.1)	$(0.3)
Non GAAP Net Income	$3.0	$1.3
Non GAAP Fully Diluted Earnings Per Share	$1.11	$0.52
Shares used in computing net income per fully diluted share	2,651,267	2,600,391

	Nine Months Ended
	September 30, 2012	September 30, 2011
GAAP Net Income	$10.4	$9.8
GAAP Fully Diluted Earnings Per Share	$3.96	$3.77
Addition (deduction):
Change in fair value of warrants	$(0.7)	$(0.8)
Non GAAP Net Income	$9.7	$9.0
Non GAAP Fully Diluted Earnings Per Share	$3.71	$3.45
Shares used in computing net income per fully diluted share	2,627,902	2,599,896

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of September 30, 2012, VLOV products were sold by its distributors at 435 points of sale across northern, central and southern China, as well as at 19 company stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net

VLOV INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,608	$14,725
Accounts and other receivables	36,366	36,233
Trade deposits	-	3,482
Inventories	9,624	1,880
Prepaid expenses	60	85
Total current assets	66,658	56,405
Property, plant and equipment, net	1,400	2,197
Goodwill	5,247	5,219
TOTAL ASSETS	$73,305	$63,821

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,769	$7,173
Accrued expenses and other payables	1,841	1,967
Amount due to a director/officers	699	1,216
Derivative liability - common stock warrants	10	673
Income and other taxes payable	2,047	3,002
Total current liabilities	12,366	14,031

Stockholders’ equity:
Common stock, $0.00001 par value, 13,333,334 shares authorized, 2,599,321 and 2,528,914 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 423,578 and 632,853 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively (liquidation preference $1,211,443 and $1,809,960)	602	900
Additional paid-in capital	10,479	9,718
Statutory reserve	913	913
Retained earnings	45,499	35,087
Accumulated other comprehensive income	3,445	3,171
Total stockholders' equity	60,939	49,790
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$73,305	$63,821

VLOV INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited; amounts in thousands - except for share and per share data)

	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011

Net sales	$22,496	$15,955	$62,946	$57,820
Cost of sales	12,370	9,445	33,568	32,690
Gross profit	10,126	6,510	29,378	25,130

Operating expenses:
Selling expenses	4,382	3,153	10,272	9,375
General and administrative expenses	1,516	1,622	4,096	3,896
	5,898	4,775	14,368	13,271

Income from operations	4,228	1,735	15,010	11,859

Other income (expenses):
Change in fair value of derivative liability	96	258	663	837
Interest income	23	15	66	72
Interest expense	-	-	-	(8)
	119	273	729	901

Income before provision for income taxes	4,347	2,008	15,739	12,760
Provision for income taxes	1,295	400	5,327	2,950

Net income	3,052	1,608	10,412	9,810

Other comprehensive income:
Foreign currency translation adjustment	(105)	547	274	1,374

Comprehensive income	$2,947	$2,155	$10,686	$11,184

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	2,987	1,549	10,191	9,450
Net income attributable to preferred shareholders	65	59	221	360
Net income	$3,052	$1,608	$10,412	$9,810

Basic earnings per share- common	$1.16	$0.62	$3.99	$3.81

Diluted earnings per share	$1.15	$0.62	$3.96	$3.77

Weighted average number of common shares and participating preferred shares outstanding:

Basic	2,583,841	2,485,057	2,552,524	2,478,231

Diluted	2,651,267	2,600,391	2,627,902	2,599,896

VLOV INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; amounts in thousands)

	Nine months Ended September 30,
	2012	2011

Cash flows from operating activities:
Net income	$10,412	$9,810
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	852	336
Stock compensation expense	464	81
Loss on disposal of property, plant and equipment	510	15
Change in fair value of derivative liability	(663)	(837)
(Increase) decrease in assets:
Accounts and other receivables	59	(2,203)
Trade deposits	3,505	(320)
Inventories	(7,744)	(3,358)
Prepaid expenses	26	110
Increase (decrease) in liabilities:
Accounts payable	559	(352)
Accrued expenses and other payables	(119)	824
Income and other taxes payable	(974)	(1,394)

Net cash provided by operating activities	$6,887	$2,712

Cash flows from investing activities:
Purchases of property, plant and equipment	(551)	(983)
Acquisition of a business	-	(6,684)
Proceeds from the sale of property, plant and equipment	-	1,188
Time deposits	-	3,020
Net cash used in investing activities	$(551)	$(3,459)

Cash flows from financing activities:
Amount due to/from a director	(523)	1,026
Payment of short-term debt	-	(616)
Net cash provided by / (used in) financing activities	(523)	410
Effect of exchange rate changes	70	453
Net increase in cash and cash equivalents	5,883	116
Cash and cash equivalents, beginning of period	14,725	12,013
Cash and cash equivalents, end of period	$20,608	$12,129

Supplemental disclosure of cash flow information:
Income taxes paid	$5,151	$4,345